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                                                                      EXHIBIT 99

July 16, 1997

                            CHILDREN'S BROADCASTING CORP.
                         SIGNS DEFINITIVE PURCHASE AGREEMENT
                      TO SELL OWNED & OPERATED RADIO PROPERTIES

    MINNEAPOLIS -- Children's Broadcasting Corporation (CBC, Nasdaq NM: AAHS) announced today that it has signed a definitive purchase agreement with New York-based Global Broadcasting Company, Inc. to sell its owned and operated AM radio stations for the aggregate sale price of $72.5 million.

    The purchase agreement is an asset transaction that calls for two installments of earnest money, deposited in the amounts of $500,000 and $3 million on July 30, 1997, and August 13, respectively. The purchase price is payable in cash at closing, which is anticipated to occur in approximately five months.

    CBC retains all intellectual property, programming and its affiliate network of stations, as well as its lawsuit against The Walt Disney Co. and ABC Radio Networks. It remains CBC's present intention to continue its mission to create and distribute children's programming content responsive to today's kids and families.

    The CBC radio stations to be conveyed pursuant to the transaction include:
WJDM-AM 1660, New York City, NY; KPLS-AM 830, Los Angeles, CA; WAUR-AM 930, Chicago, IL; WPWA-AM 1590, Philadelphia, PA; WCAR-AM 1090, Detroit, MI; KAHZ-AM 1360, Dallas/Ft. Worth, TX; WWTC-AM 1280, Minneapolis, MN; KIDR-AM 740, Phoenix, AZ; KKYD-AM 1340, Denver, CO; KMUS-AM 1380, Tulsa, OK (pending closing); all currently broadcasting CBC's Aahs World Radio(sm) format, and KTEK-AM 1110, Houston, TX; WZER-AM 540, Milwaukee, WI; KCNW-1380 AM, Kansas City, KS; and KYCR-AM 1570, Minneapolis, MN.

    The Company also announced today that it has increased the amount of its credit facility with Foothill Capital Corporation by $5.4 million, which will be used for working capital and to fund potential acquisitions.

    The sale of the radio stations is subject to: satisfactory completion of the purchaser's due diligence; shareholder approvals; and customary closing conditions including but not limited to approval of the FCC.